CHEUNG LABORATORIES, INC.
                                  [LETTERHEAD]

October 4, 1996


Mr. Lorin M. Spak
Herbst LaZar Bell, Inc.
355 North Canal Street
Chicago, Illinois 60606

Dear Mr. Spak:

         Please consider this letter in substitution of an earlier letter faxed to you on September 27, 1996.

         Following verbal discussions, as recently as this morning, with Warren Stearns, Stuart Fuchs, Verle Blaha, and others, your proposal, your letter of September 5th, and Walter's letter of the 9th; this letter is to express our intent (mutually, if executed in the space provided below) to enter into a business relationship between Herbst LaZar Bell, Inc. ("HLB") and Cheung Laboratories, Inc. ("CLI") pursuant to which CLI undertakes to engage HLB for certain tasks (essentially outlined in your proposal, but most probably subject to modest modification over time) under the terms and conditions as are set forth herein.

         While your letter outlines a well thought out and comprehensive program that we intend to implement, Verle Blaha has explained to Walter Herbst that we underestimated the work necessary to get our next financing underway and are consequently delayed. The investors are there and our paperwork isn't. While this situation is both frustrating and a bit embarrassing, I know that Verle has told Walter that it also would not be fair to you to enter into the full program you proposed on a formally binding basis until we can assure you that we have in hand the funds to pay the cash portion of your charges on a timely basis. We are nevertheless very pleased that you think enough of the potential of the technology array we now possess that you are willing to work with us and I assure you that we want to add HLB to our growing term of top flight experts.

         In this regard we agree with the arrangements set forth in principle in your proposal and letter of the 5th as to the tasks to be accomplished and cash compensation rates to be paid to you (55% of normal billing rates). The remaining 45% will be paid to HLB in CLI common stock at $1.25 per share. Prior to the delivery of any of such shares, you will be required to execute documentation relating to the issuance of these securities, all of which shall be consistent with the documentation required of any similarly situated accredited investor. As part of this documentation, you will be asked to acknowledge receipt, review and understanding of information to be contained in Form 10-K covering the year ending September 30, 1996.

         As indicated in our conversation earlier today, and as a completely separate subject, we have an urgent need to deliver a "breadbox" alpha prototype to Oxford University not later than December 31, 1996. This prototype, incorporating the MIT technology in a CLI microwave hyperthermia system but lacking the LORAD table, will be used initially to conduct preclinical trials on healthy pigs. These large animal tests must be completed in advance of the clinicals to be performed at Hammersmith.

         The CLI prototype will then be attached to a LORAD table, and the complete system for treating cancer in intact human breasts delivered to Hammersmith by April 1, 1997. CLI will supply HLB with one Microfocus 1000 System and one LORAD table or equivalent. HLB's task would be limited to upgrading the software, designing the "marriage" of the LORAD and CLI subunits, and completing the construction of the "animal" and "human" configurations. Stuart Fuchs, assisted by Alan Fenn, will be our project manager. We are currently reviewing a Statement of Work prepared by Alan Fenn to make sure it conforms to this revised plan.

         Upon reviewing your rates and the Statement of Work mentioned above, we estimate that this separate year-end project would run to approximately $50,000 and have budgeted this amount, including the enclosed check for an advance of five thousand dollars ($5,000), as discussed between Verle and Walter. If you feel we are correct in our estimate and are in agreement with the spirit and intent expressed in this letter, please execute a copy of this letter in the space provided and return it for our files. If you have additional comments, questions or remarks, please call me.
We want to work with you.

Sincerely,                                           Accepted:


/s/_______________________                          /s/_______________________
Augustine Y. Cheung                                 Lorin M. Spak

301650.001(BF)                                     2